Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND

RESTATED CREDIT AND GUARANTY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2017, by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation, as Company, SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company, as a Guarantor, the other Credit Parties party hereto, the Lenders party hereto, and GOLDMAN SACHS BANK USA (“GSB”), as Administrative Agent (in such capacity, “Administrative Agent”).

WHEREAS, Company, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GSB, as Administrative Agent, Collateral Agent and Lead Arranger, are party to that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby Lenders have extended to Company a credit facility pursuant to the Credit Agreement and the other Credit Documents;

WHEREAS, Company has requested that Administrative Agent and Lenders make certain amendments to the Credit Agreement; and

WHEREAS, Administrative Agent and the Lenders are willing to make such amendments subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement, after giving effect to this Agreement.

2. Amendments. Subject to the terms and conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained in this Agreement:

(a) The Recitals to the Credit Agreement are hereby amended by deleting the fifth “WHEREAS” clause in its entirety and inserting the following in lieu thereof:

WHEREAS, (i) on the Restatement Effective Date, Lenders agreed to continue and/or extend certain credit facilities to Company, in an aggregate amount not to exceed $120,000,000, consisting of (a) $115,000,000 aggregate principal amount of Term Loans (of which $110,000,000 aggregate principal amount of Term Loans remain outstanding as of the First Amendment Effective Date (prior to any funding on such date)) and (b) $5,000,000 aggregate principal amount of Revolving Commitments (including a Letter of Credit subfacility), the proceeds of which have been used for the purposes specified in Section 2.5 and (ii) on the First Amendment Effective Date, Lenders have agreed to extend additional (a) Term Loan Commitments to Company in an aggregate principal amount of $50,000,000 and (b) Revolving Commitments in an aggregate principal amount of $2,500,000, the proceeds of which shall be used for the purposes specified in Section 2.5;

(b) Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Applicable Margin”, “Fee Letter”, “Letter of Credit Sublimit”, “Leverage Multiple”, “Revolving Commitment”, “Term Loan”, “Term Loan Commitment” and “Term Loan Exposure” in their entirety and inserting the following in lieu thereof in the proper alphabetical order:

“Applicable Margin” means (a) for any applicable periods prior to the First Amendment Effective Date, the Applicable Margin (as defined in this Agreement prior to the First Amendment Effective Date) and (b) on and after the First Amendment Effective Date, (i) seven percent (7.00%) for LIBOR Rate Loans and (i) six and one-half percent (6.50%) for Base Rate Loans.

“Fee Letter” means the amended and restated letter agreement regarding certain fees and dated as of the First Amendment Effective Date between Company and Administrative Agent.

“Letter of Credit Sublimit” means the lesser of (i) $7,500,000, and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Leverage Multiple” means, from and after the First Amendment Effective Date, the lesser of (i) 5.75 and (ii) the then applicable maximum Leverage Ratio set forth in Section 6.8(b).

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the First Amendment Effective Date is $7,500,000.

“Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.1(a) of this Agreement (as in effect on the Closing Date and the First Amendment Effective Date).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment as of the First Amendment Effective Date, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. An aggregate principal amount of $115,000,000 of Term Loans were funded on the Closing Date. As of the First Amendment Effective Date (prior to any funding on such date), an aggregate principal amount of $110,000,000 of Term Loans remain outstanding. After giving effect to the funding of the Term Loans on the First Amendment Effective Date, the aggregate principal amount of the outstanding Term Loans will be $160,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, from and after the First Amendment Effective Date and at any time prior to the making of the Term Loans on the First Amendment Effective Date, the Term Loan Exposure of any Lender shall be equal to the sum of such Lender’s Term Loan Commitment and the outstanding principal amount of the Term Loans of such Lender.

(c) Section 1.1 of the Credit Agreement is hereby further amended by inserting the new defined terms “First Amendment”, “First Amendment Effective Date”, “First Amendment Effective Date Certificate” and “First Amendment Effective Date Dividend” in the proper alphabetical order as follows:

“First Amendment” means that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, between Company, the other Credit Parties party thereto, Administrative Agent and the Lenders party thereto, dated the First Amendment Effective Date.

“First Amendment Effective Date” means June 28, 2017.

“First Amendment Effective Date Certificate” means a First Amendment Effective Date Certificate in form and substance satisfactory to Administrative Agent.

“First Amendment Effective Date Dividend” means the cash dividend made and distributed by Company to Holdings which is distributed by Holdings to the holders of its Capital Stock, if and only to the extent all of the following conditions are satisfied: (i) such dividends are made or caused to be made on the First Amendment Effective Date (or within one Business Day thereafter) in an aggregate amount not to exceed $50,386,740.69 with (x) the proceeds of the Term Loan made on the First Amendment Effective Date in an amount not to exceed $48,616,290.13 and (b) Unrestricted Cash in an amount not to exceed $1,770,450.56, (ii) such dividends are otherwise made in accordance with the Organizational Documents of Company and Holdings and in compliance with applicable law and (iii) no Default or Event of Default exists and is continuing at the time of the making of such dividends (or would be caused thereby).

(d) Section 2.1 of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

2.1 Term Loans.

(a) Loan Commitments. As of the First Amendment Effective Date (prior to any funding on such date), the parties hereto acknowledge and agree that the aggregate principal amount of the outstanding Term Loans is $110,000,000. Such Term Loan outstanding on the First Amendment Effective Date (prior to any funding on such date) shall not be deemed repaid on the First Amendment Effective Date, but rather shall be re-evidenced by this Agreement as a portion of the Term Loan outstanding hereunder. In addition, subject to the satisfaction of the conditions set forth in Section 5 of the First Amendment and subject to the terms hereof, each Lender with a Term Loan Commitment on the First Amendment Effective Date severally agrees to make, on the First Amendment Effective Date, a Term Loan to Company in an amount equal to such Lender’s Term Loan Commitment. Company may make only one borrowing under the Term Loan Commitment which shall be on the First Amendment Effective Date. Any amount borrowed under this Section 2.1(a) and any Term Loans outstanding on the First Amendment Effective Date (prior to any funding on such date) which are subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the First Amendment Effective Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date. For all purposes of this Agreement and the other Credit Documents, the sum (i) of the Term Loans outstanding on the First Amendment Effective Date (prior to any funding on such date), with an aggregate principal amount of $110,000,000 and (ii) the additional Term Loans made on the First Amendment Effective Date, with an aggregate principal amount of $50,000,000, shall constitute the Term Loans outstanding on the First Amendment Effective Date in the aggregate principal amount of $160,000,000.

(b) Borrowing Mechanics for Term Loan.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) on the First Amendment Effective Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender having a Term Loan Commitment on the First Amendment Effective Date shall make its additional portion of the Term Loan equal to the amount of its Term Loan Commitment on the First Amendment Effective Date available to Administrative Agent not later than 12:00 p.m. (New York City time) on the First Amendment Effective Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein and the First Amendment, Administrative Agent shall make the proceeds of the Term Loans to be made under the Term Loan Commitment as of the First Amendment Effective Date available to Company on the First Amendment Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

(e) Section 2.5 of the Credit Agreement is hereby amended by inserting the following sentence therein immediately after the end of the second sentence and immediately prior to the beginning of the third sentence of such Section as follows:

The proceeds of the Term Loans made on the First Amendment Effective Date shall be applied by Company (i) to fund a portion of the First Amendment Effective Date Dividend and (ii) to pay transaction costs and expenses incurred in connection with the First Amendment on such date.

(f) Sections 4.2, 4.4, 4.7, 4.13, 4.16, 4.23 of the Credit Agreement are each hereby amended by deleting each instance of the words “Closing Date” therein and inserting the words “First Amendment Effective Date” in lieu thereof.

(g) Section 4.2 of the Credit Agreement is further amended by deleting the words “as of the date hereof” therein and inserting the words “as of the First Amendment Effective Date” in lieu thereof.

(h) Section 6.5(a) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting the following in lieu thereof:

(a) Permitted Management Fee Payments and the First Amendment Effective Date Dividend;

(i) Section 6.8(b) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For each of the Fiscal Quarters ending September 30, 2016 and December 31, 2016	7.50:1.00
For each of the Fiscal Quarters ending March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017	7.00:1.00

Fiscal Quarter	Leverage Ratio
For the Fiscal Quarter ending March 31, 2018	6.50:1.00
For the Fiscal Quarter ending June 30, 2018	6.25:1.00
For each of the Fiscal Quarters ending September 30, 2018, December 31, 2018 and March 31, 2019	6.00:1.00
For each of the Fiscal Quarters ending June 30, 2019 and September 30, 2019	5.75:1.00
For each of the Fiscal Quarters ending December 31, 2019 and March 31, 2020	5.50:1.00
For the Fiscal Quarter ending June 30, 2020	5.00:1.00
For each of the Fiscal Quarters ending thereafter	4.50:1.00

(j) Section 6.8(d) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(d) Revenue. The Credit Parties shall not permit RNR for any trailing twelve month period to be less than the correlated amount indicated:

Trailing Twelve Month Period Ending	RNR
As of the last day of the Fiscal Quarter ending September 30, 2016	$40,000,000
As of the last day of the Fiscal Quarter ending December 31, 2016	$42,000,000
As of the last day of the Fiscal Quarter ending March 31, 2017	$43,000,000
As of the last day of the Fiscal Quarter ending June 30, 2017	$44,500,000
As of the last day of the Fiscal Quarter ending September 30, 2017	$46,000,000
As of the last day of the Fiscal Quarter ending December 31, 2017	$47,500,000
As of the last day of the Fiscal Quarter ending March 31, 2018	$48,000,000
As of the last day of the Fiscal Quarter ending June 30, 2018	$49,500,000
As of the last day of the Fiscal Quarter ending September 30, 2018	$51,000,000

Trailing Twelve Month Period Ending	RNR
As of the last day of the Fiscal Quarter ending December 31, 2018	$52,500,000
As of the last day of the Fiscal Quarter ending March 31, 2019	$54,000,000
As of the last day of the Fiscal Quarter ending June 30, 2019	$55,500,000
As of the last day of the Fiscal Quarter ending September 30, 2019	$57,000,000
As of the last day of the Fiscal Quarter ending December 31, 2019	$58,500,000
As of the last day of each Fiscal Quarter ending thereafter	$59,000,000

(k) Section 6.12 of the Credit Agreement is hereby amended by inserting, immediately after the end of the text “(h) transactions expressly permitted under Section 6.5” in such Section, the text “and (i) the First Amendment Effective Date Dividend”.

(l) Schedules 4.2, 4.13, and 4.16 to the Credit Agreement are hereby deleted in their entirety and replaced with the Schedules attached hereto as Exhibit A.

(m) Appendices A-1 and A-2 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment on the First Amendment Effective Date**	Principal Amount of Term Loans Outstanding on the First Amendment Effective Date**	Principal Amount of Term Loans Outstanding on the First Amendment Effective Date***	Pro Rata Share of Term Loans***
Goldman Sachs Bank USA	$26,086,956.52	$57,391,304.35	$83,478,260.87	52.17%

TPG Specialty Lending, Inc.	$11,956,521.74	$26,304,347.83	$38,260,869.57	23.91%
Fifth Street Senior Floating Rate Corp.	$0.00	$5,173,913.04	$5,173,913.04	3.23%
FS Senior Funding II LLC	$0.00	$6,782,608.70	$6,782,608.70	4.24%
Fifth Street Finance Corp.	$6,521,739.13	$14,347,826.09	$20,869,565.22	13.04%
Fifth Street Senior Funding LTD	$5,434,782.61	$0.00	$5,434,782.61	3.40%
Total	$50,000,000.00	$110,000,000.00	$160,000,000.00	100%

** = Prior to giving effect to the making of any Term Loans on the First Amendment Effective Date.

*** = After giving effect to the making of the Term Loans on the First Amendment Effective Date.

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$3,900,000.00	52.00%
TPG Specialty Lending, Inc.	$1,800,000.00	24.00%
Fifth Street Senior Floating Rate Corp.	$300,000.00	4.00%
Fifth Street Finance Corp.	$1,500,000.00	20.00%
Total	$7,500,000	100%

3. Acknowledgements and Agreements. Credit Parties, as a material inducement to Administrative Agent and the Lenders to enter into this letter agreement, hereby reaffirm and ratify the Credit Documents. This Agreement is not intended, and shall not be construed as an amendment of, or any kind of extension, consent or waiver related to any transaction under, the

Credit Agreement or any other Credit Document, other than as expressly set forth herein in accordance with the express terms hereof, and Agents, Lenders and Issuing Bank accordingly reserve all of their respective rights under the Credit Agreement and the other Credit Documents. Administrative Agent’s and Lenders’ making the amendments contained herein does not and shall not create (nor shall Company or any other Credit Party rely on the existence of or claim or assert that there exists) any obligation of any Agent, Lender or Issuing Bank to consider or agree to any further waivers, consents or amendments and, in the event that Agents, Lenders or Issuing Bank subsequently agree to consider any further waivers, consents or amendments, neither this Agreement nor any other conduct of any Agent, Lender or Issuing Bank shall be of any force or effect on any Agent’s, Lender’s or Issuing Bank’s consideration or decision with respect thereto, and Agents, Lenders and Issuing Bank shall have no obligation whatsoever to consider or agree to any further waivers, consents or amendments. Each Lender party hereto that was not a Lender under the Credit Agreement prior to the effectiveness of this Agreement acknowledges and agrees that upon its execution of this Agreement that it shall become a Lender under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and shall have all rights of a Lender thereunder.

4. Representations, Warranties, Covenants and Acknowledgments. To induce Administrative Agent and the Lenders to enter into this Agreement, each Credit Party does hereby:

(a) represent and warrant to Administrative Agent and such Lenders that (i) as of the date hereof, after giving effect to this Agreement, all of the representations and warranties made or deemed to be made under the Credit Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date (in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date); (ii) as of the date hereof, there exists no Default or Event of Default under the Credit Agreement or any other Credit Document or would result from this Agreement becoming effective in accordance with its terms; (iii) each Credit Party has the power and is duly authorized to execute, deliver and perform this Agreement and perform under the Credit Agreement as amended by this Agreement; and (iv) each of this Agreement and the Credit Agreement, as amended by this Agreement, is the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(b) reaffirm each of the agreements, covenants, indemnities and undertakings of such Credit Party set forth in the Credit Agreement and each other Credit Document to which it is a party and executed in connection therewith or pursuant thereto as if such Credit Party were making such agreements, covenants, indemnities and undertakings on the First Amendment Effective Date; and

(c) acknowledge and agree that no right of offset, defense, counterclaim, claim, cause of action or objection in favor of such Credit Party against any Agent, Issuing Bank or any Lender exists arising out of or with respect to (i) this Agreement, the Credit Agreement or any other Credit Document to which it is a party, or (ii) any other documents to which it is a party now or heretofore evidencing, securing or in any way relating to the foregoing;

(d) acknowledge and agree that this Agreement shall be deemed a “Credit Document” for all purposes under the Credit Agreement; and

(e) neither this Agreement nor any document executed in connection hereof shall be deemed to constitute a refinancing, substitution or novation of the Credit Agreement, any Credit Document, the Obligations or any other obligations and liabilities thereunder.

5. Conditions Precedent. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) Administrative Agent shall have received executed counterparts of the following, in each case in form and substance reasonably satisfactory to Administrative Agent:

(i) this Agreement;

(ii) new Term Loan Notes in favor of each Lender (upon request from such Lender) having a Term Loan Commitment (as defined after giving effect hereto) on the First Amendment Effective Date (as defined after giving effect hereto);

(iii) bring-down secretary’s or similar certificates (including any exhibits and attachments thereto), in form and substance reasonably satisfactory to Administrative Agent, from each Credit Party;

(iv) the Fee Letter;

(v) a Solvency Certificate;

(vi) a First Amendment Effective Date Certificate, which certificate shall, among other things demonstrate that on the First Amendment Effective Date: (A) Holdings and its Subsidiaries shall have generated Consolidated Adjusted EBITDA of at least $35,000,000 for the trailing twelve month period ending March 31, 2017, (B) Holdings and its Subsidiaries shall have generated revenue of at least $140,000,000 for the trailing twelve month period ending March 31, 2017, (C) immediately after giving effect to any Credit Extensions to be made on the First Amendment Effective Date, the ratio of (x) Consolidated Total Debt for Holdings and its Subsidiaries as of the First Amendment Effective Date to (y) pro forma Cash EBITDA for the trailing twelve month period ending March 31, 2017 shall not be greater than 4.75:1.00 and (D) Company shall have Consolidated Liquidity of at least $15,000,000 immediately after giving effect to any Credit Extensions to be made on the First Amendment Effective Date; and

(vii) a Funding Notice in respect of the Term Loans to be made on the date hereof; and

(viii) a Confirmation, Reaffirmation and Ratification Agreement from Sponsor;

(b) The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2;

(c) Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by this Agreement and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(d) Lenders and their respective counsel shall have received originally executed copies of the written opinions of Kirkland & Ellis LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Administrative Agent, dated as of the date hereof (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders);

(e) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect; and

(f) Since December 31, 2016, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(g) Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party or other applicable Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official (or a certification from an Authorized Officer that such Organizational Documents have not been amended or otherwise modified from the Organizational Documents delivered to the Administrative Agent on the Closing Date); (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the performance of the Credit Documents, as amended hereby, to which it is a party or by which it or its assets may be bound as of the date hereof, certified as of the date hereof by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the date hereof.

(h) Administrative Agent shall have received satisfactory results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the most recently delivered Collateral Questionnaire, together with copies of all such filings disclosed by such search.

6. Expenses. Company shall pay Administrative Agent and the Lenders all of their reasonable and documented out of pocket costs and expenses in connection with this Agreement in accordance with the Credit Agreement (including, without limitation, all reasonable and documented out of pocket fees, expenses and disbursements of outside counsel to Administrative Agent and the Lenders).

7. Effect; Relationship of Parties. Except as expressly modified hereby, the Credit Agreement and each other Credit Document shall be and remain in full force and effect, and shall constitute the legal, valid, binding and enforceable obligations of each Credit Party to Agents, Issuing Bank and Lenders, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The relationship of Agents, Issuing Bank and Lenders, on the one hand, and each Credit Party, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Agreement (or any instrument, document or agreement delivered in connection herewith), the Credit Agreement or any other Credit Document shall be deemed or construed to create a fiduciary relationship between or among the parties.

8. Release. In further consideration of Administrative Agent’s and Lenders’ execution of this Agreement, each Credit Party, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Credit Party and any debtor-in-possession with respect to such Credit Party), assigns, subsidiaries and Affiliates (collectively, the “Releasors”), hereby forever releases each Agent, each Issuing Bank and each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, whether matured or unmatured, whether fixed or contingent that such Releasor has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Credit Documents prior to the date hereof (including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Credit Document) and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not each Credit Party shall satisfy all other provisions of this Agreement or the other Credit Documents, including payment in full of all Obligations. Each Releasor understands, acknowledges and agrees that the foregoing release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Credit Party hereby agrees to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of, arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of any Credit Party or any parent, subsidiary or Affiliate of any Credit Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with any matter which is the subject of the release set forth in this Section 8. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the other Credit Documents.

9. Miscellaneous. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (any of which may be delivered via facsimile or electronic mail in portable document format), each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages hereto (and of the other documents (other than the Term Loan Notes) required to be delivered hereunder) by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this Agreement (and such other documents) and may be used in lieu of the original Agreement (or in lieu of the original of such other documents) for all purposes. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement shall be governed by, and construed and enforced according to, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof. Each of the parties hereto accepts the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the State, County and City of New York for any judicial proceeding arising under or relating to this Agreement, to the full extent set forth in Section 10.15 of the Credit Agreement. Each of the parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising under this Agreement, to the full extent set forth in Section 10.16 of the Credit Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Credit Parties, Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective duly authorized representatives as of the date first set forth above.

SAILPOINT TECHNOLOGIES INC., as Company

By:	/s/ Mark McClain
Name: Mark McClain
Title: Chief Executive Officer

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, as a Guarantor

By:	/s/ Mark McClain
Name: Mark McClain
Title: Chief Executive Officer

SAILPOINT INTERNATIONAL, INC., as a Guarantor

By:	/s/ Mark McClain
Name: Mark McClain
Title: Chief Executive Officer

GOLDMAN SACHS BANK USA, as Administrative Agent, a Lender and Issuing Bank

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Authorized Signatory

TPG SPECIALTY LENDING, INC., as a Lender

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: Co-Chief Executive Officer

FIFTH STREET SENIOR FLOATING RATE CORP., as a Lender

By:	Fifth Street Management LLC, its Agent

	By:	/s/ Steven M. Noreika
	Name:	Steven M. Noreika
	Title:	Chief Financial Officer

FS SENIOR FUNDING II LLC, as a Lender

By:	Fifth Street Senior Floating Rate Corp., its Designated Manager

	By:	Fifth Street Management LLC, its Agent

	By:	/s/ Steven M. Noreika
	Name:	Steven M. Noreika
	Title:	Chief Financial Officer

FIFTH STREET FINANCE CORP., as a Lender

By:	Fifth Street Management LLC, its Agent

	By:	/s/ Steven M. Noreika
	Name:	Steven M. Noreika
	Title:	Chief Financial Officer

FS SENIOR FUNDING LTD., as a Lender

By:	Fifth Street Management, LLC, its Agent

	By:	/s/ Steven M. Noreika
	Name:	Steven M. Noreika
	Title:	Chief Financial Officer

Exhibit A

Updated Schedules to Credit Agreement

See attached.

Schedule 4.2

Capital Stock and Ownership

Organizational Structure of Holdings and its Subsidiaries:

Name of Entity	Owner	Class	Number of Units/Shares	Percent age Owners hip	Stock Cert(s)
Sailpoint Technologies Intermediate Holdings, LLC	SailPoint Technologies Holdings, Inc.	N/A	N/A	100%	N/A
SailPoint Technologies, Inc.	Sailpoint Technologies Intermediate Holdings, LLC	Common Stock	1,000 common shares	100%	CS-194
SailPoint Holdings, Inc.	SailPoint Technologies, Inc.	Common Stock	1,000 common shares	100%	CS-03 (650 shares); CS-04 (350 shares)
SailPoint International, Inc.	SailPoint Technologies, Inc.	Common Stock	1,000 common shares	100%	CS-03
SailPoint Technologies GmbH	SailPoint Holdings, Inc.	N/A	N/A	100%	N/A
SailPoint Technologies India Private Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	272,811 ordinary shares	100%	2; 3; 4; 5; 6; 7; 8
SailPoint Technologies Israel Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	100 ordinary shares	100%	N/A
Whitebox Security Ltd.	SailPoint Technologies Israel Ltd.	Ordinary Shares; Preferred A Shares; Deferred Shares	6,007 Ordinary Shares; 2,275 Preferred A Shares; 1,642 Deferred Shares	100%	N/A
SailPoint Technologies Netherlands B.V.	SailPoint Holdings, Inc.	Ordinary Shares	18,000 ordinary shares	100%	N/A
SailPoint Technologies Pte. Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	1,000 ordinary shares	100%	N/A

SailPoint Technologies SARL	SailPoint Holdings, Inc.	Ordinary Shares	20 ordinary shares	100%	N/A
SailPoint Technologies UK Ltd.	SailPoint Holdings, Inc.	Ordinary Shares	1,000 ordinary shares	100%	3

Option, warrant, call, right, commitment or other agreements:

None.

Schedule 4.13

Real Estate Assets

Owned Real Property:

None.

Leased Real Property:

Office Lease dated July 3, 2012 by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc., as amended by that First Amendment to Office Lease dated May 28, 2013, by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc., with an address of 11305 Four Points Dr., Building 2, Suite 100, Austin, Texas 78726

Office Lease dated April 3, 2017 by and between G&I VII River Place LP (Landlord) and SailPoint Technologies, Inc. (Tenant), for the premises located at 6500 River Place Blvd., Building VII Austin, Texas, which expires July 2, 2017.

Sublease Agreement dated April 20, 2017 by and between Samsung Austin Semiconductor, LLC and SailPoint Technologies, Inc. for certain premises in the building located at 7300 FM 2222, Building 1, Austin, Texas 78730.

Schedule 4.16

Material Contracts

Master Reseller Agreement, dated as of September 2, 2015, by and between SailPoint Technologies, Inc. and Optiv Security Inc., as amended by Amendment No. 1, dated July 27, 2016.